Exhibit 99.1

For Immediate Release

CONTACT:	Judith Wilkinson / Eden Abrahams
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

J. JILL ADVISES SHAREHOLDERS TO TAKE NO ACTION AT THIS TIME IN
RESPONSE TO PROPOSAL FROM LIZ CLAIBORNE

J. Jill Board to Review Proposal in Due Course

QUINCY, Mass., Nov. 18, 2005 – The Board of Directors of The J. Jill Group, Inc. (Nasdaq: JILL), today requested its shareholders to take no action at this time in response to an acquisition proposal announced today by Liz Claiborne Inc.

The J. Jill Group’s Board of Directors, consistent with its fiduciary duties and in consultation with its financial and legal advisors, will meet in due course to review and discuss the Liz Claiborne proposal and thereafter will advise shareholders of its position regarding the proposal.

Peter J. Solomon Company is acting as financial advisor to J. Jill and Kirkland & Ellis LLP and Foley Hoag LLP are acting as legal advisors.

About The J. Jill Group, Inc.

The J. Jill Group is a multi-channel specialty retailer of women’s apparel, including accessories and footwear. The company currently markets its products through its retail stores, catalogs and website jjill.com. J. Jill is designed to appeal to active, affluent women age 35 and older.